UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 2, 2009

PREMIER WEALTH MANAGEMENT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-104631	43-1988542
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus
 (Address of principal executive offices)

011-352 2630 1540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 101	Entry into a Material Definitive Agreement.
and
Item 1.02	Termination of a Material Definitive Agreement.

Amendment of Term Sheet

Effective as of July 2, 2009, Premier Wealth Management, Inc., a Delaware corporation (the “Company”), entered into a Termination and Release Agreement (the “Termination Agreement”) with Transworld Investment Group PLC, a Cayman Island corporation (“Transworld”), pursuant to which, among other things, the Company terminated the acquisition of the acquisition of the Company by Transworld (the “Transworld Acquisition”) as contemplated by the Amended and Restated Confidential Term Sheet, entered into among the parties as of May 4, 2009 (the “Amended Term Sheet”).

Among other terms, the Termination Agreement provided for the termination of the Amended term Sheet and related Transworld Acquisition, and further provided for the mutual release by the parties of one another and permitting each party to keep any consideration or reimbursements paid to one another prior to termination.  Additionally, Mr. Michael Abraham, an officer appointed by Transworld to facilitate the Transworld Acquisition, resigned as an officer of the Corporation.

The foregoing is a summary only of the Termination Agreement, as annexed to this Report, the provisions of which are incorporated by reference herein in its entirety.

5.02.	Departure of Directors or Certain officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Termination Agreement, Mr. Michael Abraham resigned as Chief Operating Officer of the Company.  The resignation was not as a result of any form of dispute with the company or its management.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Termination Agreement Between Premier Wealth Management, Inc. and Transworld Investment Group PLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 9, 2009	PREMIER WEALTH MANAGEMENT, INC.
(Registrant)

	By:	/s/ Nigel Gregg
Nigel Gregg
Chief Executive Officer

Exhibit Number	Description

10.1	Termination Agreement Between Premier Wealth Management, Inc. and Transworld Investment Group PLC.